EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS THIRD QUARTER 2013 RESULTS

Exclusive License Agreement for U.S. Rights to PA8140/PA32540 Signed with Sanofi US

Chapel Hill, N.C., November 6, 2013 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the third quarter ended September 30, 2013.

Recent Corporate Highlights

•
In September, POZEN and Sanofi US announced the signing of an exclusive license agreement for the commercialization of PA8140/PA32540. Under the terms of the agreement, Sanofi US will have exclusive rights to commercialize all PA combinations that contain 325 mg or less of enteric-coated aspirin in the United States. POZEN received an upfront payment of $15 million and will be eligible for pre-commercial milestone payments of up to $20 million and other future milestone payments and royalties on product sales. The upfront payment will be amortized over fifteen months starting in September 2013.

Sanofi US will have responsibility for all sales, marketing, ongoing manufacturing and future development for the licensed PA products in the U.S.  POZEN will retain responsibility for obtaining approval of the New Drug Application (NDA), after which time POZEN will transfer the NDA to Sanofi US.  The NDA was submitted in March 2013 and accepted for filing in May 2013 by the U.S. Food and Drug Administration (FDA) and has a user fee action date of January 24, 2014.

•
As part of POZEN’s ongoing interactions and requests for information from the FDA during its review of the NDA for PA8140/PA32540, the FDA has requested a teleconference, which has been scheduled for mid-November.  POZEN will discuss and address the FDA’s request for information with respect to the existing clinical pharmacology data on PA8140.

•
POZEN is focusing its efforts on obtaining FDA approval of PA8140/PA32540, transitioning all know-how to Sanofi US, completing the remaining Phase 1 study and MAA filing for PA10040, evaluating the possibility of a MAA filing using existing data for the use of PA in secondary cancer prevention, attempting to partner all un-partnered assets, and reducing staff and expenses as warranted by business conditions.  In addition, POZEN’s management team and board of directors are evaluating possible ways of returning value to shareholders, including cash distributions of surplus corporate cash.

•	Liz Cermak, Executive Vice President and Chief Commercial Officer, has announced her retirement from POZEN. Ms. Cermak led many facets of our PA program including POZEN’s efforts to secure the best agreement possible for shareholders with Sanofi US. POZEN will complete its commercial obligations to Sanofi US before the end of the fourth quarter, thus allowing Ms. Cermak the opportunity to retire at the end of the year.

•
In August, results of a POZEN-funded, community based study, demonstrating that concomitant proton pump inhibitor (PPI) therapy improves adherence in low-dose aspirin (ASA) users, was presented at the European Society of Cardiology Congress 2013 in Amsterdam.

•
POZEN and AstraZeneca AB executed two agreements in September relating to VIMOVO® (naproxen / esomeprazole magnesium). An amendment to parties’ 2006 license and collaboration agreement clarified the intellectual property provisions of the agreement to expressly exclude products that contain aspirin. The other agreement provided, among other things, that in the event that AstraZeneca divests its rights to commercialize VIMOVO in the US, AstraZeneca will be relieved of its obligation to guarantee the performance of the acquiring party.

•	Q3 2013 global net sales of VIMOVO by AstraZeneca, as defined under our agreement, were $23 million, up 72% vs. Q3 2012 and down 1% from Q2 2013. POZEN earned a royalty of $1.6 million in Q3 2013.

Third Quarter Results

For the third quarter of 2013, POZEN reported revenue of $2.6 million compared to total revenue of $0.9 million for the third quarter of 2012. Revenue for 2013 was comprised of the royalty for sales of VIMOVO of $1.6 million and amortization of the upfront payment for PA8140/PA32540 of $1.0 million. Revenue for 2012 came entirely from the royalty for the sales of VIMOVO.

Operating expenses for the third quarter of 2013 totaled $7.4 million, as compared to $6.7 million for the comparable period in 2012. The increase in operating expenses in the third quarter of 2013 was primarily a result of one-time costs associated with the PA8140/PA32540 agreement with Sanofi US totaling $1.6 million.

POZEN reported a net loss of ($4.8) million, or ($0.16) loss per share for the third quarter of 2013, compared to a net loss of ($5.7) million, or ($0.19) per share, for the third quarter of 2012.

Nine Month Results

For the nine months ended September 30, 2012 and 2013, POZEN reported revenue of $4.0 million and $5.6 million, respectively. Revenue in 2012 included $3.5 million of VIMOVO royalty and $0.5 million of licensing revenue for MT400.  Revenue in 2013 was comprised of $4.6 million of VIMOVO royalty and $1.0 million of amortization of the upfront payment for PA8140/PA32540.

Operating expenses for the nine months ended September 30, 2013 totaled $20.2 million, as compared to $23.4 million for the comparable period in 2012. The decrease in operating expenses in the nine months ended September 30, 2013 was primarily a result of lower development and pre-commercialization costs for PA, partially offset by one-time costs associated with the Sanofi US agreement.

POZEN reported a net loss of ($14.5) million, or ($0.48) loss per share for the nine months ended September 30, 2013, compared to a net loss of ($19.2) million, or ($0.64) per share, for the nine months ended September 30, 2012.

Balance Sheet

At September 30, 2013, cash and cash equivalents totaled $89.7 million, which is $2.4 million more than our balance at December 31, 2012.

Third Quarter Results Webcast

POZEN will host a webcast to present third quarter 2013 results and management’s outlook on Wednesday, November 6, 2013 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN has created a portfolio of investigational integrated aspirin therapies - the PA product platform. The products in the PA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

Proposed PA8140/PA32540 Indications and Usage (Pending FDA Review and Approval)

PA8140/PA32540 Tablets contain 81 mg or 325 mg delayed release aspirin and 40 mg immediate-release omeprazole and are indicated for patients who require aspirin (1) to reduce the combined risk of death and nonfatal stroke in patients who have had ischemic stroke or transient ischemia of the brain due to fibrin platelet emboli, (2) to reduce the combined risk of death and nonfatal MI in patients with a previous MI or unstable angina pectoris, (3) to reduce the combined risk of MI and sudden death in patients with chronic stable angina pectoris, (4) in patients who have undergone revascularization procedures (CABG, PTCA) when there is a pre-existing condition for which aspirin is already indicated, and to decrease the risk of developing gastric ulcers in patients at risk for developing aspirin-associated gastric ulcers.

Controlled studies with PA8140/PA32540 Tablets do not extend beyond 6 months.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our PA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO®, our dependence on Sanofi US for the sales and marketing of PA8140/PA32540 in the United States, if approved, and our dependence on Patheon for the manufacture of PA8140/PA32540; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2013. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Royalty revenue	$1,583,000	$940,000	$4,649,000	$3,497,000
Licensing revenue	1,000,000	—	1,000,000	500,000
Total revenue	2,583,000	940,000	5,649,000	3,997,000
Operating expenses:
Selling, general and administrative	5,182,501	4,444,194	12,529,577	14,162,824
Research and development	2,181,689	2,256,450	7,706,975	9,234,964
Total operating expenses	7,364,190	6,700,644	20,236,552	23,397,788
Other income:
Interest and other income, net	13,997	65,300	54,431	206,600
Loss before income tax benefit	(4,767,193)	(5,695,344)	(14,533,121)	(19,194,188)
Income tax expense	—	—	—	—
Net loss attributable to common stockholders	$(4,767,193)	$(5,695,344)	$(14,533,121)	$(19,194,188)

Basic and diluted net loss per common share	$(0.16)	$(0.19)	$(0.48)	$(0.64)

Shares used in computing basic and diluted net loss per common share	30,476,562	30,084,315	30,405,543	30,019,165

POZEN Inc.
Balance Sheets
(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$89,695,509	$68,416,308
Short-term investments	—	18,898,136
Accounts receivable	1,583,000	1,352,000
Prepaid expenses and other current assets	105,565	858,423
Total current assets	91,384,074	89,524,867
Equipment, net of accumulated depreciation	47,813	71,945
Total assets	$91,431,887	$89,596,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$984,539	$1,231,761
Accrued compensation	1,924,833	2,574,334
Accrued expenses	1,693,335	1,456,055
Deferred revenue	12,257,300	257,300
Total current liabilities	16,860,007	5,519,450
Long-term liabilities:
Deferred revenue	2,000,000	—
Total liabilities	18,860,007	5,519,450

Total stockholders’ equity	72,571,880	84,077,362
Total liabilities and stockholders’ equity	$91,431,887	$89,596,812

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